EXHIBIT 10.32.4

PERSONAL GUARANTY AND RECOURSE AGREEMENT
DOCUMENT L-06272012

This Personal Guaranty and Recourse Agreement, dated June 27, 2012, among Seven Arts Entertainment Inc., a Nevada corporation (the “Company”), JMJ Financial (the “Purchaser”), and Peter Hoffman (the “Guarantor”) (this “Guaranty Agreement”), applies to all transaction documents related to the Securities Purchase Agreement Document SPA-06272012 (the “Agreement”) dated as of June 27, 2012, between the Company and the Purchaser, including, without limitation, the Secured Promissory Note Document A-06272012 issued by the Company to the Purchaser (the “Note”) and the Security Agreement Document SA-06272012 among the Company, the Purchaser, and Peter Hoffman (the “Guarantor”) (the “Security Agreement”).  All capitalized terms not otherwise defined herein shall have the meanings given such terms in the Agreement.

1.   Collateral.  Under the Security Agreement, the Guarantor is pledging 25,000,000 shares of common stock of the Company (the “Pledged Shares”) as collateral to secure the Company’s obligations to the Purchaser under the Note.  The Purchaser shall hold the Pledged Shares in its possession.  In the event that the Company fails to honor the terms of the Note and goes into default, in addition to any other remedies provided at law or in the transaction documents, (i) the Purchaser may elect to pursue the remedies provided for in the Note, including converting the Note into shares of the Company pursuant to the terms of the Note, or (ii) the Purchaser may, without notice, elect to take ownership of the Pledged Shares and liquidate them as permissible by securities law.  The Purchaser’s election of remedies is not exclusive, and the Purchaser may choose to pursue more than one remedy without first exhausting any remedy previously pursued.  In the event that the Purchaser takes ownership of the Pledged Shares via default on the Note, the Company agrees that the Pledged Shares will be validly owned by and issued to the Purchaser, and that the Pledged Shares will be fully paid.  In the event of liquidation of the Pledged Shares, if the Pledged Shares yield less than the amount owed to the Purchaser by the Company, the Purchaser will have full recourse against the Guarantor for the balance of the amount owed to the Purchaser.

The Company and Guarantor understand and agree that if a default occurs, or if the Note is not repaid in 120 days, that the Purchaser will take ownership of the Pledged Shares and liquidate them in full.  If the liquidation of the Pledged Shares does not net the balance due, then the Purchaser may, at its election, (a) convert the balance due into free trading shares of the Company without legend pursuant to Rule 144 subsequent to 180 days from the date of this agreement and/or (b) pursue the balance due from Guarantor personally.

2.   Pledged Shares.  The Company and the Guarantor warrant and represent that the Pledged Shares used for collateral, certificate number 7630 issued by the Company to the Guarantor in the name of Peter Hoffman on June 7, 2012, and certificate number 7631 issued by the Company to the Guarantor in the name of Peter Hoffman on June 18, 2012, each certificate representing 12,500,000 shares of the Company, both of which certificates are attached hereto, are fully paid and were validly issued to the Guarantor in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 3(a)(9) of the Securities Act in exchange for a debt obligation of the Company to the Guarantor that was issued more than one year prior to the date of this Guaranty Agreement.  The Guarantor has duly executed the attached Irrevocable Stock Power, dated and endorsed in blank, and Irrevocable Transfer Instructions addressed to the Company’s transfer agent.  In the event that the Purchaser takes ownership of the Pledged Shares, the Company agrees that the Pledged Shares will be fully paid by the Purchaser and validly issued to the Purchaser.

3.  Full Recourse.  This Guaranty Agreement represents a full recourse personal guaranty by the Guarantor of the Company’s obligations under the Note such that, for example, if the Company defaults on the payment of the Note, forcing the Purchaser to foreclose on the security/collateral and there is a deficiency between (1) the outstanding principal and interest amount and (2) the foreclosure liquidation amount, then the Purchaser has the right to pursue additional claims against the Guarantor (as well as against the Company) for that deficiency.

4.  Nasdaq Limitations.  The Securities are being offering pursuant to stockholder approval authorizing the board of directors of the Company to issue up to 25 million shares of Common Stock at the Company’s annual stockholder meeting held on March 27, 2012 and as described in the Company’s definitive proxy statement on Schedule 14A (Amended) filed with the U.S. Securities and Exchange Commission on March 14, 2012.  As such, the sale and issuance of the Securities are believed to comply with, in all respects, Nasdaq Listing Rule 5635.  If Nasdaq were to disagree with the foregoing sentence then, notwithstanding anything to the contrary in this Guaranty Agreement, the Agreement, the Note, or the Warrant, during such time as the Company’s shares are listed for trading on The Nasdaq Capital Market, unless the Company shall have obtained a stockholder approval deemed sufficient by Nasdaq, the Company may not issue to the Purchaser under the Agreement, the Note or the Warrant a number of shares of Common Stock of the Company which, when aggregated with any shares of Common Stock issued to the Purchaser under the Agreement, the Note or the Warrant, including any Origination Shares, Conversion Shares under the Note, Warrant Shares under the Warrant, or any shares of Common Stock pledged by the Guarantor, regardless of whether the Purchaser forecloses upon such pledge, would exceed 19.999% of the amount of Common Stock of the Company issued and outstanding on the date of the Closing (subject to adjustment for forward and reverse stock splits, recapitalizations and the like).  The Company agrees to submit the transactions contemplated by Securities Purchase Agreement Document SPA-06272012 to its stockholders for approval in a manner deemed sufficient by Nasdaq on or before September 21, 2012, such approval to be on a stand-alone basis or as a portion of a more general proposal that describes such transactions.  The foregoing shall not in any way limit the Purchaser’s ability to pursue any remedies against the Company or the Guarantor pursuant to the terms of this Guaranty Agreement, the Agreement, the Notes, the Warrants, or the Security Agreement for failure to deliver shares of Common Stock in accordance with the terms of such documents.

5.   No Stop Transfers.  The Company and the Guarantor warrant and represent that they will never effect a stop transfer on any transfer, deposit, or sale of the Pledged Shares for any reason.

6.   Opinion of Counsel.  In the event that an opinion of counsel is needed for any matter related to the Pledged Shares, the Purchaser has the right to have any such opinion provided by its counsel.  The Purchaser also has the right to request any such opinion be provided by the Company’s counsel, which request shall not be unreasonably refused.  At the time of closing, the Company’s counsel will provide an opinion letter regarding the Purchaser’s ability to resell the Pledged Shares under Rule 144 under the Securities Act prior to the expiration of six months from the date of this Guaranty Agreement in the event that the Purchaser takes ownership of such shares and liquidates them.

7.  Governing Law.  This Guaranty Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to the principles of conflict of laws thereof.  Any action brought by any party against the other concerning the transactions contemplated by this Guaranty Agreement shall be brought only in the state courts of Florida or in the federal courts located in Miami-Dade County, in the State of Florida.  Both the parties and the individuals signing this Guaranty Agreement agree to submit to the jurisdiction of such courts.

Company:	Guarantor:	Purchaser:
Seven Arts Entertainment Inc.
__________________________________	__________________________________	__________________________________
Peter Hoffman	Peter Hoffman	JMJ Financial / Its Principal
Chief Executive Officer